Exhibit 21.1

Subsidiaries of the Registrant

(1)	Asia Success Holdings Limited, a Hong Kong company, is wholly owned by the Registrant.

(2)	Putian Asia Success Cereals and Oils Technical Service Co., Limited, a company in the People’s Republic of China, is wholly owned by Asia Success Holdings Limited.

(3)
Fujian Grand Farm Foods Development Co., Ltd., a company in the People’s Republic of China, is deemed a variable interest entity of the Registrant pursuant to a series of contractual arrangements entered into with Putian Asia Success Cereals and Oils Technical Service Co., Limited